Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Form S-3 Registration Statement of our Report of Independent Registered Public Accounting Firm dated January 21, 2013, covering the consolidated statements of operations, equity (deficit) and cash flows of William Lyon Homes (the “Company”) for the year ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the Company’s Chapter 11 filing on December 19, 2011 and the related application of debtor in possession accounting for the period of such date through December 31, 2011, and (2) the lack of comparability with the prior financial statements), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Windes, Inc.

Irvine, California
October 23, 2014